CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614 Fax: (508) 222-0220
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2009 RESULTS

Norton, Massachusetts, August 11, 2009. CPS Technologies Corporation (OTCBB: CPSH) today announced revenue of $3.6 million and net income of $66 thousand or $0.01 per basic and diluted share for the fiscal quarter ended June 27, 2009. This compares with revenue of $4.5 million and net income of $567 thousand or $0.05 per basic share and $0.04 per diluted share for the fiscal quarter ended June 28, 2008.

Grant Bennett, President said, "We are pleased that after three sequential quarters of declining revenues due to the challenging external economic environment our Q2 2009 revenues are 18% higher than Q1 2009 revenues. We of course cannot predict when or at what pace the overall economy will improve, but we are very encouraged that product demand in total no longer appears to be declining. Our growing diversification across multiple end markets increasingly provides some protection against significant volatility in demand in specific end markets. Compared to Q1 2009, demand increased in Q2 2009 for baseplates used in electric trains, wind turbines and hybrid vehicles, and for hermetic packages used in various power applications; demand declined slightly for heat spreaders used in internet routers and switches. Revenue from our Cooperative Agreement with the US Army for armor development accounted for 17% of our total revenues in Q1 2009 and for 12% of total revenues in Q2 2009. In Q2 2009 we continued to achieve design wins that we believe will generate future revenue, particularly for baseplates used in hybrid and electric vehicles."

Similar to our statement in Q1 2009, we believe that demand experienced in Q2 2009 is below the underlying level of demand for current products that will be present as the economy improves and so we are managing our current costs in a manner that will enable us to respond immediately as demand increases. Our lower profitability in Q2 2009 compared to the same period a year ago is primarily the result of fixed costs being spread over a smaller revenue base.

Although the near-term economic environment remains uncertain, we believe longer-term trends bode well for CPS. Our products are used in high-power, high-reliability applications. These applications involve energy use or energy generation and our products allow higher performance and improved energy efficiency. We are indeed an important participant in the growing movement towards alternative energy and "green" lifestyles. For example, our baseplates are used in mass transit, hybrid and electric cars and wind-turbines for electricity generation; our flip chip heatspreaders are used in routers and switches for the internet which in turn allows telecommuting. We believe these markets will continue to grow for some time.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2009 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTC Bulletin Board: CPSH)

	Quarters Ended
	June 27,	June 28,
	2009	2008

Revenues	$3,602,435	$4,472,069

Net Income	$66,074	$566,797

Basic earnings per basic share	$0.01	$0.05

Weighted average basic shares	12,624,959	12,562,508

Diluted earnings per diluted share	$0.01	$0.04

Weighted average diluted shares	13,028,847	13,219,672

	Six-month Periods Ended
	June 27,	June 28,
	2009	2008

Revenues	$6,655,076	$7,887,825

Net Income	$161,164	$989,502

Basic earnings per basic share	$0.01	$0.08

Weighted average basic shares	12,624,959	12,557,234

Diluted earnings per diluted share	$0.01	$0.07

Weighted average diluted shares	13,021,283	13,246,310